Exhibit 4.30

GUARANTEE CONTRACT

Contract No.: 127093992012001

Guarantor (Party A): Vimicro Corporation

Address: 15/F, Shining Tower, No. 35 Xueyuan Road, Haidian District, Beijing, P.R.C

Postal Code: 100191

Legal Representative (Principal): Deng Zhonghan

Fax: 010-68944075                                         Tel.: 010-68948888

Creditor (Party B): China Construction Bank Tianjin Development Zone Branch

Address: E3AB, Binhai Financial Street, No. 20 Guangchang East Road, Tianjin Development Zone Branch

Postal Code: 300457

Principal: Zhang Zhe

Fax: 66280947                                                  Tel.: 66280915

In order to secure the performance of Fixed Assets Loan Contract (Contract No. 127093992012001) (the “Principal Contract”) entered into between Vimicro Electronics Corporation (the “Debtor”) and Party B, and the realization of Party B’s creditor’s rights hereunder, Party A has agreed to guarantee, on a joint and several liability basis, the debts of the Debtor under the Principal Contract. Party A and Party B enter into this Contract through consultation for mutual compliance.

1.	SCOPE OF GUARANTEE

This Guarantee shall cover item (i) of the following:

1. all debts under the Principal Contract, including without limitation to the principal, interest (including compound interest and penalty interest), liquidated damages, compensations, other amounts payable by the Debtor to Party B (including without limitation to the expenses such as the handling fees, communication fees, miscellaneous fees and the bank charges that the foreign beneficiary refuses to pay), as well as all costs and expenses that Party B may incur in connection with the exercise of its creditor’s rights and security rights, (including without limitation to any fees relating to litigation, arbitration, property preservation, travel and accommodation, enforcement, appraisal and evaluation, auction, notarization, service of documentation, announcements, and attorney’s fees, etc.); or

2. the principal of [Currency] Blank [Amount] Blank and (including compound interest and penalty interest), liquidated damages, compensations, other amounts payable by the Debtor to Party B (including without limitation to the expenses such as the handling fees, communication fees, miscellaneous fees and the bank charges that the foreign beneficiary refuses to pay), as well as all costs and expenses that Party B may incur in connection with the exercise of its creditor’s rights and security rights( including without limitation to any fees relating to litigation, arbitration, property preservation, travel and accommodation, enforcement, appraisal and evaluation, auction, notarization, service of documentation, announcements, and attorney’s fees, etc.) under the Principal Contract.

2.	TYPE OF GUARANTEE

Party A’s guarantee liability under this Contract shall be joint and several.

3.	TERM OF GUARANTEE

The term of this Guarantee hereunder shall be commencing from the effective date of this Contract and ending on the date falling two years after the maturity date of the debt performance under the Principal Contract. If Party A agrees to extend the debt performance term, the term of guarantee shall accordingly extend to two years after the expiration of such new debt performance term as provided by an extension agreement. If Party B declares an early performance of debts pursuant to the provisions of Principal Contract, the term of Guarantee shall end at two years after such early debt performance date as declared by Party B. If the debts under the Principle Contract are performed by installments, for each installment of debts, the term of guarantee shall end at two years after the expiration of debt performance term for the last installment of debts.

4.	Independence of Guarantee Contract

The effectiveness of this Contract is independent from the Principal Contract. If the Principal Contract is not established, becomes ineffective, invalid, partially invalid, or is cancelled or terminated, the validity of this Contract shall not be affected. If the Principal Contract is affirmed to be non-established, ineffective, invalid, partially invalid or cancelled and terminated, Party A shall remain jointly and severally liable for the Debtor’s debts arising from the return of properties or the compensation for losses.

5.	AMENDMENT TO PRINCIPAL CONTRACT

1. If Party B and the Debtor reach an agreement to amend the terms of Principal Contract, (including without limitation to the amendment to repayment currency, repayment method, loan account, repayment account, loan use schedule, repayment schedule, interest commencement date, interest settlement date, and the first date or last date for debt performance term while not being extended), Party A agrees to remain jointly and severally liable for the debts under the amended Principal Contract.

However, if Party B and the Debtor reach an agreement to extend the debt performance term or increase the principal amount of debts without Party A’s prior consent, Party A shall only be jointly and severally liable for the debts under the Principal Contract before amendment in accordance with the provisions of this Contract.

2. Party A’s guarantee liability shall not be reduced or discharged in case of occurrence of any of the following situations:

(i) Party B or the Debtor is under system reform, consolidation, merger, division, capital increase/decrease, equity joint venture, joint operation, name alteration, and etc.;

(ii) Party B assigns the performance of its obligations under the Principal Contract to a third party.

3. If the transfer of creditor’s rights or debts under the Principal Contract is ineffective, invalid, cancelled or terminated, Party A shall still take joint and several liabilities for guarantee to Party B in accordance with this Contract.

6.	LIABILITIES FOR GUARANTEE

1. If the Debtor fails to fully and timely perform its debts when the debts under the Principal Contract become due or Party B declares early performance of debts in accordance with the provisions of the Principal Contract or the relevant laws, or the Debtor breaches other provisions of the Principal Contract, Party A shall immediately assume the liabilities for guarantee within the scope of guarantee.

2. No matter whether Party B enjoys any other security for the creditor’s rights under the Principal Contract (including without limitation to guarantee, mortgage, pledge, letter of guarantee, standby letter of credit or other securities), no matter when such other security is established and whether it is effective, no matter whether Party B make any claims against other guarantors, no matter whether there is any third party who agrees to assume all or part of the debts under the Principal Contract, and no matter whether other security is provided by the Debtor itself, Party A’s liabilities for guarantee under this Contract shall not be alleviated or exempted to any extent, and Party B may directly require Party A to assume the liabilities for guarantee within the scope of guarantee pursuant to the provisions of this Contract, as to which Party A shall not raise any objection.

3. If Party A only provides guarantee for part of the debts under the Principal Contract, Party A agrees that even if the debts under the Principal Contract are partially extinguished as a result of the discharge of debts by the Debtor, the realization of other security rights of Party B or any other reasons, Party A shall still take the guarantee liabilities for the non-extinguished debts within the scope of guarantee in accordance with the provisions of this Contract.

4. If Party A only provides guarantee for part of the debts under the Principal Contract and the debts under the Principal Contract fail to be fully discharged after Party A has performed its liabilities for guarantee, Party A undertakes that it shall not harm Party B’s interests if it claims for the subrogation right or recovery right against the Debtor or other guarantors (including the pre-exercise thereof), and agrees that the discharge of debts under the Principal Contract will take priority over the realization of Party A’s subrogation right or recovery right.

Specifically, prior to the full realization of Party B’s creditor’s rights:

(i) Party A agrees not to claim for subrogation rights or recovery rights against the Debtor or other guarantors; if Party A realize such rights for any reason, the amount obtained as a result of the realization of such rights shall be used to realize the non-repaid creditor’s rights of Party B in priority;

(ii) If there is real security over the debts under the Principal Contract, Party A agrees not to make any claims against such collateral or the proceeds generated from the disposal thereof with the excuse of exercising subrogation rights or any other reasons, such collaterals or proceeds shall be used to realize the non-repaid creditor’s rights of Party B in priority;

(iii) If the Debtor or other guarantor has provided counter-guarantee for Party A, the amount obtained by Party A based on such counter-guarantee shall be used to realize the non-repaid creditor’s rights of Party B in priority.

5. Party A has been fully aware of the interest rate risks. In the event that the interest, the penalty interest or the compound interest payable by the Debtor is increased due to Party B’s adjustment of interest rates, interest accruement or settlement method in accordance with the provisions of the Principal Contract or the changes of state policies on interest rate, Party A shall also assume joint and several liabilities for such increment.

6. If the Debtor owes Party B any other due debts in addition to the debts under the Principal Contract, Party B shall be entitled to debit any of the Debtor’s accounts in RMB or other currencies at China Construction Bank to discharge any of the due debts, in which case Party A’s liabilities for guarantee shall not be alleviated or exempted to any extent.

7.	OTHER OBLIGATIONS OF PARTY A

1. Party A shall supervise the Debtor’s use of loans (including the purposes thereof) and be supervised by Party B in respect of Party A’s capital, properties and operational status, and provide financial statements and other relevant information, documents, materials as Party B requires, and guarantee the accuracy, truthfulness, completeness and effectiveness thereof; Party A shall not provide any third party with any security beyond its own capability without the written consent of Party B;

2. Party A shall promptly notify Party B in writing and shall, in accordance with Party B’s requirements, arrange for the undertaking, assignment or succession of the guarantee liabilities hereunder, or provide new security which is accepted by Party B for the performance of the Principal Contract in the event of contract operation, custody (administration), lease, joint-stock reform, decrease of its registered capital, investment, joint operation, consolidation, mergers, acquisition and restructuring, division, equity joint venture, (being filed or) filing for winding-up, filing for dissolution, being revoked, (being filed or) filing for bankruptcy, change of controlling shareholders/actual controllers, transfer of material assets, production stoppage, operation suspension, huge penalty imposed by the competent authority, being cancelled from registration, revocation of business license, involvement in material legal disputes, serious difficulty in production and operation or deterioration of financial position, inability of the legal representative or the principal in charge to normally perform its duties, or loss or possible loss of ability to provide security due to any reasons;

3. In the event of the alteration of any matters of Party A registered with the Administration for Industry and Commerce, such as its name, legal representative (principle officer), residence, business scope, registered capital or company’s articles of association, Party A shall notify Party B in writing of the same with the relevant altered materials attached within five working days after such alteration.

8.	MISCELLANEOUS

1.	Transfer of Money Payable

Party B is entitled to transfer, without prior notice to Party A, certain amounts from any bank account of Party A at China Construction Bank in RMB or other currencies to pay all amounts payable under this Contract. Party A shall assist Party B to complete any procedures for foreign exchange settlement or sale, and Party A shall bear the exchange rate risks.

2.	Use of Party A’s Information

Party A agrees that Party B is entitled to inquire about Party A’s status of credit to the credit database established under the approval of the People’s Bank of China and the competent credit reporting authority or the relevant unit or department, and agrees that Party B is entitled to provide Party A’s information for the credit database established under the approval of the People’s Bank of China and the competent credit reporting authority. Party A further agrees that Party B may reasonably use and disclose Party A’s information for the business purpose.

3.	Announcement to Press for Overdue Debts

In the event of Party A’s breach of contract, Party B shall be entitled to report such breach of contract to the relevant department or unit and make an announcement via press media to press for the overdue debts.

4.	Evidence Effect of Party B’s Records

Unless there is reliable and definitive evidence to the contrary, Party B’s internal account records in relation to principal, interest, costs and debt repayments records, receipts, vouchers for the Debtor’s withdrawal of loans, repayment of loans and payment of interest which are prepared or retained by Party B, and Party B’s records and vouchers for press for overdue debts shall all constitute the definite evidence to effectively prove the creditor’s rights under the Principal Contract. Party A shall not raise any objections merely because the above records, receipts and vouchers are unilaterally prepared or retained by Party B.

5.	No Waivers

Party B’s rights hereunder shall not prejudice or exclude any other rights Party B is entitled to under applicable laws, regulations and other contracts. No forbearance, extension of time limit, preferential treatment or delay in exercising any right hereunder shall be deemed to constitute a waiver of rights and interests hereunder or permit or recognition of any breach of this Contract. Nor shall it affect, prevent or interfere with the continuous exercise of such right or any other right, nor shall the foregoing cause Party B to be liable in any way to Party A.

If Party B fails to exercise or delays in exercising any right hereunder, or fails to exhaust the remedies available under the Principal Contract, Party A’s liability under this Contract shall not be alleviated or exempted; provided that, if Party B alleviated or exempted the debts under the Principal Contract, Party A’s liabilities for guarantee hereunder shall be alleviated or exempted accordingly.

6.	Dissolution or Bankruptcy of the Debtor

If Party A is aware that the Debtor is in the dissolution or bankruptcy proceedings, it shall promptly notify Party B to claims its creditor’s rights, and shall timely participate in the dissolution or bankruptcy proceedings and pre-exercise its recovery rights. Party A shall bear for the loss caused as a result of its failure to timely exercise the recovery rights if it is or should be aware of the Debtor’s dissolution or bankruptcy proceedings.

Notwithstanding the provisions of paragraph 2 of Article 8.5, if Party B and the Debtor reach a settlement agreement or agree to a restructuring plan during the Debtor’s bankruptcy proceedings, Party B’s rights hereunder shall not be jeopardized due to the settlement agreement or restructuring plan and Party A’s liabilities for guarantee shall not be alleviated or exempted. Party A shall not counter Party’s claims with the conditions provided by the settlement agreement or restructuring plan. Party B is still entitled to demand Party A for repayment of any outstanding debts due to the compromise made to the Debtor in the settlement agreement or restructuring plan.

7.	Dissolution or Bankruptcy of Party A

In the event of dissolution or bankruptcy of Party A, Party B is still entitled to participate in the dissolution or bankruptcy proceedings of Party A and claim its creditor’s rights, even if Party B’s creditor’s rights under the Principal Contract has not become due yet.

8.      In the event of any change to its mailing address or other contact information, Party A shall promptly notify Party B of such change in writing. Party A shall be liable for any losses caused by its failure of giving prompt notice of such change.

9.	Dispute Resolution

Any dispute arising from the performance of this Contract may be settled through consultation. If the dispute cannot be resolved through consultation, such dispute shall be resolved in the following way of (i):

(i) Filing a lawsuit with the people’s court within the jurisdiction where Party B locates.

(ii) Referring the dispute to Blank Arbitration Committee (with the arbitration venue at Blank) for arbitration in accordance with the arbitration rules of such Commission in effect at the time of referral. The arbitration award shall be final and binding on both parties.

The terms of this Contract which are not involved in disputes shall still be implemented during the period of litigation or arbitration.

10.	Effectiveness of this Contract

This Contract shall become effective upon signing by the legal representative (principal officer) or authorized representative of Party A (or being affixed with the company chop of Party A); and signing by the principal officer or authorized representative of Party B (or being affixed with the company chop of Party B).

11.	This Contract shall have four counterparts.

12.	Other Provisions:

Blank;

9. REPRESENTATIONS AND WARRANTIES BY PARTY A

1. Party A clearly understands the business scope and authorization limit of Party B.

2. Party A has read this Contract and all of the terms of the Principal Contract. Party B, upon Party A’s request, has explained the terms under this Contract and the Principal Contract. Party A fully understands their meanings and corresponding legal consequences of this Contract and the Principal Contract.

3. Party A is qualified to act as a guarantor, and the guarantee hereunder is in accordance with laws, regulations, rules, Party A’s articles of association or other internal constitutional documents and has been approved by its internal authority and/or competent state authorities. Party A shall be liable for any and all consequences resulting from no power of Party A to execute this Contract, including without limitation to full compensations for any and all loss of Party B incurred thereby.

4. Party A acknowledges that it fully understands the Debtor’s situation including without limitation to assets, debts, operation, credits and reputation, and its qualification and authority for execution of the Principal Contract and the entire Principal Contract.

Party A (Company Chop): Vimicro Corporation

[Company Seals Affixed]

Legal representative (principal officer) or authorized representative (Signature):

/s/ Deng Zhonghan

Date: 26 March 2012

Party B (Company Chop): China Construction Bank Tianjin Development Zone Branch

[Company Seal Affixed]

Principal officer or authorized representative (Signature):

/s/ Zhang Zhe

Date: 28 March 2012